Exhibit 21.1

Subsidiaries of Phillips Edison – ARC Shopping Center REIT Inc.

Entity	Jurisdiction
Phillips Edison Shopping Center OP GP LLC	Delaware
Phillips Edison – ARC Shopping Center Operating Partnership, L.P.	Delaware
Lakeside (Salem) Station LLC	Delaware
Snowview Station LLC	Delaware
St. Charles Station LLC	Delaware
Southampton Station LLC	Delaware
Centerpoint Station LLC	Delaware
Burwood Station LLC	Delaware
PECO-ARC Institutional Joint Venture I, L.P.	Delaware
PAI GP LLC	Delaware
PECO-ARC Institutional REIT LLC	Delaware
Cureton Station LLC	Delaware